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                                                                  EXHIBIT 10.19

                         EMPLOYMENT AGREEMENT

        This Employment Agreement between George C. Pappas ("you" or "Employee") and CyberCash, Inc., a Delaware corporation with offices at 2100 Reston Parkway, Reston, Virginia (with its successors, the "Company") is entered into as of December 15, 1999 and sets forth the terms and conditions of your employment by CyberCash.


1.      SCOPE

        a) You will act as Executive Vice President, International and Strategic Business Alliances, of the Company, and in that capacity you will report directly to the Chief Executive Officer. You will be responsible for managing the Company's international alliances and strategic development. From time to time the President may change your title and responsibilities, but not to a lesser title than Executive Vice President and responsibilities concomitant with those of a senior executive who reports directly to the President of a corporation similar to the Company.

        b) You agree not to engage in any other employment or activity at any time during your employment with the Company which materially interferes with the performance of your duties for the Company.

2.      TERM OF EMPLOYMENT

The term of this Employment Agreement shall commence on the date set forth above and, unless renewed by written agreement, shall terminate on December 31, 2003, above; provided that, subject to the Company's compliance with its obligations under Section 3, below either you or the Company may terminate this Agreement prior to the expiration of its term.

3.      COMPENSATION AND BENEFITS

        a) Your compensation will consist of the following:

           i) An annual base salary of $190,000, to be paid bi-monthly in arrears into a bank account designated by you. You will be responsible for the payment of any taxes due. Your base salary shall be evaluated annually by the Compensation Committee of the Board of Directors with consideration given to a salary increase.

           ii) You have already been granted certain stock options and will be considered for the grant of additional options from time to time in recognition of your achievement.

           iii) You will be eligible for bonuses under the Company's standard bonus plan as in effect from time to time.



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        b) The Company shall provide you the following additional
           benefits:

           i) Health insurance benefits for you and your family, in accordance with the Company's standard health insurance plan for executives.

           ii)  Twenty-three days per year of paid vacation.

           iii) Reimbursement of pre-approved business expenses.

        c) If (a) your employment with the Company is terminated by the Company other than for cause, or (b) there is a Change of Responsibilities (as defined below):

           i) You will be entitled to severance pay equal to your then current base salary (without benefits, but not less than $190,000 per annum) for 12 months, paid in equal monthly installments, plus a bonus equal to the amount of any annual bonus you were paid for the calendar year immediately preceding the termination of your employment. (These payments will be treated as compensation income for purposes of applicable federal, state, and local taxes.)

           ii) All unvested stock options granted to you by the Company or its successor shall vest and become immediately exercisable in full.

           iii) The Company will continue for 12 months the same health (including dental) and disability insurance benefits you were receiving prior to your termination.

        d) For the purposes of this Agreement:

           i) Cause for termination shall exist if: (a) you fail or refuse to perform your duties (not including a failure to perform due to a disability entitling you to disability benefits) and your failure or refusal continues after written notice; (b) you are convicted for a crime constituting a felony involving moral turpitude; or (c) you commit a material act of fraud or dishonesty resulting in substantial harm to the Company.

           ii) There would be a Change of Responsibilities if because of actions of the Chief Executive Officer or the Board of Directors of the Company you no longer were reporting directly to the Chief Executive Officer or were no longer performing functions normally performed by an Executive Vice President of a corporation similar to the Company or were no longer reporting directly to the Chief Executive Officer of the Company or its successor.



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4.      CONFIDENTIAL INFORMATION.

        a) In the course of your employment, the Company will disclose to you confidential information concerning, among other things, the Company's existing and prospective clients, existing and contemplated products and services, inventions, software, and other matters and information received from the Company clients, any affiliated entities of the Company, and other third parties, which information constitutes valuable assets of the Company ("Confidential Information"). The term "Confidential Information" shall include all information that is not known by, or generally available to the public at large and that concerns the business or affairs of the Company and its affiliated entities, including, but not limited to, technology, methods of operation, and information regarding clients of a party hereto. The Company shall have no obligation to specifically identify any information as constituting Confidential Information in order for it to be entitled to protection as such.

        b) You will not, at any time during or after your employment, without the prior written consent of the Company, use any portion of the Confidential
               Information for any purpose other than as contemplated herein, and you agree that:

               i) You will hold all Confidential Information in the strictest confidence, and will exercise at least the same care with respect thereto as you exercise with respect to your own proprietary and confidential information, and will not, without the Company's prior written consent, copy or disclose any portion thereof to any third party except as contemplated herein; and

               ii) You will not remove or permit to be removed from any Confidential Information any notice placed thereon by the Company indicating the confidential nature of, or the proprietary right of the Company in such items.

        c) The foregoing shall not prohibit or limit your use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) which: (i) are already known to you; (ii) are independently developed by you; (iii) were received by you on a non-confidential basis, prior to receipt from the Company, from a third party lawfully possessing and lawfully entitled to disclose such information; or
               (iv) becomes part of the public domain through circumstances unrelated to any breach by you of this Agreement.

        d) In the event you become aware that any person or entity is taking or threatens to take any action which would violate any of the foregoing provisions were that person or entity a party to this Agreement, you shall promptly and fully advise the Company (with written confirmation as soon as practicable thereafter) of all facts known to you concerning such action or threatened action. You shall not in any



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               way aid, abet or encourage any such action or threatened
               action. You agree to cooperate in all reasonable ways to prevent such action or threatened action, and you agree to do all reasonable things and cooperate in all reasonable ways as may be requested by the Company to protect the trade secrets, and proprietary rights of the Company in and to the Confidential Information.

5.      OWNERSHIP OF WORK.

        a) The Company shall own and you hereby assign to the Company all right, title and interest in any invention, technique, process, device, discovery, improvement or know-how, patentable or not, including all trade secrets and copyrights, in and to the following works created by you during the term of your employment on the Company's premises or at any other location: (i) works that relate to or are derived from the actual or anticipated business of the Company, and (ii) works that result from or are derived from any services performed by you or, if not actually performed, services requested by the Company to be so performed (collectively the "Contract
               Work"). The Company shall own such Contract Work even if you create such Contract Work outside normal working hours and regardless of the ownership of the equipment used to create such Contract Work. Such Contract Work shall include program codes and documentation.

        b) To the extent that any such Contract Work does not qualify as works made for hire under U.S. copyright law, you hereby assign to the Company and agree to assign to the Company, irrevocably and in perpetuity, any and all right, title and interest that you may have in and to the Contract Work. Promptly upon the Company's request, you agree that you will execute any appropriate assignment document.

        c) If you alone or jointly with others make or conceive of any invention, technique, process, or other know-how, whether patentable or not, in the course of your employment, which relates in any manner to the actual or anticipated business of the Company (collectively, "Inventions"), you hereby assign to the Company your entire right, title and interest in such Inventions.
               You will disclose any such Inventions to an officer of the Company and will, upon request, promptly sign a specific assignment of title to the Company, and do anything else reasonably necessary to enable the Company to secure patent, trade secret or any other proprietary rights in the United States or foreign countries.

        d) You hereby agree, at the Company's request, to assist the Company and its nominees to secure, maintain, and defend for the Company's own benefit all copyrights and patents, and other proprietary rights in the Contract Work in any and all countries. Your obligations to assist the Company in obtaining and enforcing its proprietary rights in the Contract Work shall continue beyond the termination or expiration of this Agreement, but the Company shall compensate you for any assistance rendered after such expiration or termination at a reasonable rate for time actually spent by you at the Company's request.



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        e)     You understand that you may continue to work on, and
               retain rights to, projects of your own interest outside of the Company which do not in any way compete or conflict with the current or planned business of the Company provided that (i) they do not fall under the paragraphs titled "Ownership of Works" above; and
               (ii) they do not interfere in any way with your time at work or duties for the Company. You understand that you are not permitted to engage in any outside business activities while employed by the Company which compete with or conflict with the current or planned business of the Company.

6.      EQUITABLE RELIEF.

        a) Because any breach by you of the promises set forth in Sections 4 and 5 herein would cause irreparable harm and significant injury which dollar amount would be difficult to ascertain and which in fact would not be compensable by money damages alone, you agree that the Company shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for breach of this Agreement.

        b) You hereby consent to the personal jurisdiction of the U.S. federal courts in the Commonwealth of Virginia over you in connection with all disputes regarding this Agreement and agree that all disputes regarding this Agreement shall be exclusively settled in those courts.

7.      RESTRICTIVE COVENANTS.

        a) You further agree that, unless the Company has materially failed to meet its obligations under this Agreement, during your employment by the Company and for a period of 12 months (or, if you were employed by the Company for less than 12 months and you are not receiving the above described severance pay, for a shorter period equal to the duration of your employment by the Company) commencing on the date of termination of your employment with the Company (the "Termination Date"), you shall not:

               i) solicit business or perform work for any of the Company's clients, or for any of the Company's prospective clients to whom the Company has made written proposals within six months prior to the Termination Date, either directly or indirectly, for the benefit of anyone other than the Company or participate or assist in any way in the solicitation of business from or performance of work for any such clients as an independent contractor or consultant to any other entity unless the business being solicited or the work being performed is not directly competitive with the services and products provided by the Company to such clients (the business of the Company is international in scope, therefore, the restrictions of this paragraph shall apply worldwide);


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               ii)    hire any employee of the Company, or
                      knowingly attempt to induce any employee of the Company to leave the Company's employ;

               iii) either directly or indirectly, alone or in association with others, become an employee, officer, director, partner or five percent or greater stockholder of, or consultant to, any entity which engages in the development, sale or marketing of software or services to enable electronic payments, or in any other business which is directly competitive with any business conducted by the Company; and

               iv) enter the employ of any person, firm or other entity engaged in any business that directly competes with the Company Business, as defined below, or render any services to any person, firm or other entity for use in directly competing with the Company Business.

        b) You acknowledge that (i) the Company is engaged and in the future will be engaged in the business of providing technology and services to enable electronic payments (the foregoing, together with any other businesses that the Company engages from the date hereof to the date of the termination of this Agreement, being hereinafter referred to as the "Company Business"); (ii) your services to the Company have been and will continue to be special and unique and have immeasurable value to the Company; (iii) your work for the Company allows you access to trade secrets of and confidential information concerning the Company; (iv) the Company Business is national and international in scope; (v) the Company would not have entered into this Agreement and employed you but for the agreements and covenants contained in this Agreement; and (vi) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

8.      GOVERNING LAW AND SEVERABILITY.

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible, and the remainder of this Agreement shall continue in full force and effect.

9.      NOTICES.

        Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after being sent by certified or registered mail or Federal Express.


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10.     ENTIRE AGREEMENT AND MODIFICATION.

        This Agreement contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings. This Agreement may be modified only by a writing signed by the parties hereto. If the terms of this offer of employment are acceptable to you, please sign and return the enclosed copy of this letter, confirming your agreement with the foregoing.

George C. Pappas                            CyberCash, Inc.














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